                                             Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces First Quarter 2022 Results
•Loss for the quarter of $0.11 per basic and diluted share and adjusted loss of $0.02 per basic and diluted share
•Revenue increased 7% sequentially due to strong customer demand
•Adjusted EBITDA increased 26% sequentially
•Oil & Gas segment contribution margin increased 49% sequentially

Katy, Texas, April 29, 2022 – U.S. Silica Holdings, Inc. (NYSE: SLCA), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry (the “Company”), today announced a net loss of $8.4 million, or $0.11 per diluted share, for the first quarter ended March 31, 2022. The first quarter results were negatively impacted by $9.4 million pre-tax, or $0.09 per diluted share after-tax, of charges primarily related to a supplier contract termination and merger and acquisition related expense, resulting in an adjusted loss of $0.02 per diluted share.
These results compared with a net loss of $19.0 million, or $0.25 per diluted share, for the fourth quarter of 2021, which were negatively impacted by $3.5 million pre-tax, or $0.03 per diluted share after-tax, of charges primarily related to merger and acquisition related expense and other adjustments, resulting in an adjusted loss of $0.22 per basic and diluted share.
Bryan Shinn, Chief Executive Officer, commented, "We started 2022 with a very strong quarter, delivering sequential improvements of 7% in total revenue and 26% in adjusted EBITDA. Macros were very favorable, with continued robust customer demand, and we delivered meaningful price increases across both business units in the quarter. I am pleased to report that the positive market conditions are continuing, and we expect to deliver even stronger financial results in the second quarter, and 2022 overall is shaping up to be a very strong year for profits and cash generation.

“In our Oil & Gas segment, sand and logistics remained effectively sold out due to strong well completion demand, particularly in West Texas. Our teams worked diligently with customers to minimize disruptions and well site downtime given the overwhelming market demand. The supply and demand balance in the sand and last mile logistics market remains very tight, and we have experienced increased operating costs to serve customers. As a result, sand and SandBox sales prices and margins have risen substantially and we continue to sign attractive new contracts.

“In our Industrial & Specialty Products segment, demand remained strong across end uses and market segments. As we mentioned on last quarter’s call, strong winter storms negatively impacted a few of our operations during the quarter resulting in higher costs, delayed shipments and less favorable product sales mix. These were transitory issues and we expect a very strong rebound in the second quarter. In addition, we are proactively offsetting West Coast shipping challenges by utilizing alternate ports across the U.S. and anticipate an improved product mix coupled with the phase-in of additional price increases in the second quarter. Given these actions, we expect the second quarter to be one of the strongest quarters on record for our Industrial segment and we believe that first half 2022 Industrial & Specialty Products profitability will be on or slightly ahead of plan.”

First Quarter 2022 Highlights
Total Company
•Revenue of $304.9 million for the first quarter of 2022 increased 7% compared with $284.9 million in the fourth quarter of 2021 and increased 30% when compared with the first quarter of 2021.
•Overall tons sold of 4.134 million for the first quarter of 2022 decreased 1% compared with 4.181 million tons sold in the fourth quarter of 2021 and increased 16% when compared with the first quarter of 2021.
•Contribution margin of $82.6 million for the first quarter of 2022 increased 15% compared with $71.6 million in the fourth quarter of 2021 and increased 34% when compared with the first quarter of 2021.
•Adjusted EBITDA of $52.9 million for the first quarter of 2022 increased 26% compared with $42.1 million in the fourth quarter of 2021 and increased 38% when compared with the first quarter of 2021.

Industrial & Specialty Products (ISP)
•Revenue of $128.6 million for the first quarter of 2022 increased 2% compared with $126.3 million in the fourth quarter of 2021, and increased 14% when compared with the first quarter of 2021.
•Tons sold of 1.074 million for the first quarter of 2022 decreased 1% when compared with 1.085 million tons sold in the fourth quarter of 2021 and increased 9% when compared with the first quarter of 2021.
•Segment contribution margin of $37.8 million, or $35.23 per ton, for the first quarter of 2022 decreased 9% compared with $41.5 million in the fourth quarter of 2021 and decreased 6% when compared with the first quarter of 2021.

Oil & Gas
•Revenue of $176.2 million for the first quarter of 2022 increased 11% when compared with $158.6 million in the fourth quarter of 2021 and increased 45% when compared with the first quarter of 2021.
•Tons sold of 3.060 million for the first quarter of 2022 decreased 1% compared with 3.096 million tons sold in the fourth quarter of 2021 and increased 19% when compared with the first quarter of 2021.
•Segment contribution margin of $44.8 million, or $14.63 per ton, increased 49% when compared with $30.1 million in the fourth quarter of 2021 and increased 108% when compared with the first quarter of 2021.

Capital Update
As of March 31, 2022, the Company had $239.8 million in cash and cash equivalents and total debt was $1.208 billion. The Company's $100.0 million Revolver had zero drawn, with $21.6 million allocated for letters of credit, and availability of $78.4 million. During the first quarter of 2022, the Company generated $15.1 million in cash flow from operations and capital expenditures in the first quarter totaled $7.0 million.
Outlook and Guidance
Looking forward to the second quarter and second half of 2022, the Company's two business segments remain well positioned for contribution margin expansion and growth in their respective markets. The Company has a strong portfolio of industrial and specialty products that serve numerous essential, high growth and attractive end markets, supported by a robust pipeline of new products under development as well as pricing increases and surcharges.
The oil and gas industry is progressing through what is anticipated to be a multi-year growth cycle. Strength in commodity prices, both WTI crude oil and natural gas prices, along with forecasted increases in customer spending, are promising for an active well completions environment throughout 2022.

The Company remains focused on free cash flow and de-levering the balance sheet and intends on being operating cash flow positive in 2022, keeping an estimated $40-$60 million of capital expenditures within operating cash flow.
Conference Call
U.S. Silica will host a conference call for investors today, April 29, 2022 at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, Chief Executive Officer and Don Merril, Executive Vice President and Chief Financial Officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investors- Events & Presentations" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13728925. The replay will be available through May 29, 2022.
About U.S. Silica
U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 122-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 600 diversified products to customers across our end markets. U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company currently operates 24 mines and production facilities and is headquartered in Katy, Texas.
Forward-looking Statements
This first quarter 2022 earnings release, as well as other statements we make, contain "forward-looking statements" within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "should," "could," "can have," "likely" and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, technological innovations, the impacts of COVID-19 on the Company's operations, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; the effect of the COVID-19 pandemic on markets the Company serves; supply chain and logistics constraints for our company and our customers, fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; changes in oil and gas inventories; general economic, political and business conditions in key regions of the world; pricing pressure; cost inflation; weather and seasonal factors; the cyclical nature of our customers' business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date hereof, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Total sales	$304,887	$284,864	$234,416
Total cost of sales (excluding depreciation, depletion and amortization)	226,869	217,591	176,989
Operating expenses:
Selling, general and administrative	40,110	34,939	26,224
Depreciation, depletion and amortization	37,749	38,637	41,348
Goodwill and other asset impairments	—	153	38
Total operating expenses	77,859	73,729	67,610
Operating income (loss)	159	(6,456)	(10,183)
Other (expense) income:
Interest expense	(17,173)	(17,732)	(17,711)
Other income, net, including interest income	1,531	1,147	2,605
Total other expense	(15,642)	(16,585)	(15,106)
Loss before income taxes	(15,483)	(23,041)	(25,289)
Income tax benefit	6,969	3,927	4,354
Net loss	$(8,514)	$(19,114)	$(20,935)
Less: Net loss attributable to non-controlling interest	(121)	(98)	(157)
Net loss attributable to U.S. Silica Holdings, Inc.	$(8,393)	$(19,016)	$(20,778)

Loss per share attributable to U.S. Silica Holdings, Inc.:
Basic	$(0.11)	$(0.25)	$(0.28)
Diluted	$(0.11)	$(0.25)	$(0.28)
Weighted average shares outstanding:
Basic	75,240	74,598	73,927
Diluted	75,240	74,598	73,927
Dividends declared per share	$—	$—	$—

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited; dollars in thousands)

	March 31, 2022	December 31, 2021

ASSETS
Current Assets:
Cash and cash equivalents	$239,768	$239,425
Accounts receivable, net	198,835	202,759
Inventories, net	123,784	115,713
Prepaid expenses and other current assets	14,525	18,018
Total current assets	576,912	575,915
Property, plant and mine development, net	1,228,071	1,258,646
Lease right-of-use assets	41,751	42,241
Goodwill	185,649	185,649
Intangible assets, net	147,694	150,054
Other assets	7,620	7,095
Total assets	$2,187,697	$2,219,600
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$162,970	$167,670
Current portion of operating lease liabilities	13,158	14,469
Current portion of long-term debt	16,303	18,285
Current portion of deferred revenue	2,643	4,247
Income tax payable	8,866	1,200
Total current liabilities	203,940	205,871
Long-term debt, net	1,191,980	1,193,135
Deferred revenue	16,491	16,494
Liability for pension and other post-retirement benefits	28,843	32,935
Deferred income taxes, net	30,388	44,774
Operating lease liabilities	71,355	75,130
Other long-term liabilities	33,906	37,178
Total liabilities	1,576,903	1,605,517
Stockholders’ Equity:
Preferred stock	—	—
Common stock	851	845
Additional paid-in capital	1,222,780	1,218,575
Retained deficit	(437,641)	(429,260)
Treasury stock, at cost	(188,092)	(186,294)
Accumulated other comprehensive income	3,502	349
Total U.S. Silica Holdings, Inc. stockholders’ equity	601,400	604,215
Non-controlling interest	9,394	9,868
Total stockholders' equity	610,794	614,083
Total liabilities and stockholders’ equity	$2,187,697	$2,219,600

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes selling, general, and administrative costs, corporate costs, plant capacity expenses, and facility closure costs.
The following table sets forth a reconciliation of net (loss) income, the most directly comparable GAAP financial measure, to segment contribution margin.

(All amounts in thousands)	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Sales:
Oil & Gas Proppants	$176,244	$158,606	$121,697
Industrial & Specialty Products	128,643	126,258	112,719
Total sales	304,887	284,864	234,416
Segment contribution margin:
Oil & Gas Proppants	44,753	30,114	21,540
Industrial & Specialty Products	37,834	41,518	40,038
Total segment contribution margin	82,587	71,632	61,578
Operating activities excluded from segment cost of sales	(4,569)	(4,359)	(4,151)
Selling, general and administrative	(40,110)	(34,939)	(26,224)
Depreciation, depletion and amortization	(37,749)	(38,637)	(41,348)
Goodwill and other asset impairments	—	(153)	(38)
Interest expense	(17,173)	(17,732)	(17,711)
Other income, net, including interest income	1,531	1,147	2,605
Income tax benefit	6,969	3,927	4,354
Net loss	$(8,514)	$(19,114)	$(20,935)
Less: Net loss attributable to non-controlling interest	(121)	(98)	(157)
Net loss attributable to U.S. Silica Holdings, Inc.	$(8,393)	$(19,016)	$(20,778)

Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income (loss) as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net loss attributable to U.S. Silica Holdings, Inc.	$(8,393)	$(19,016)	$(20,778)
Total interest expense, net of interest income	17,153	17,690	15,803
Provision for taxes	(6,969)	(3,927)	(4,354)
Total depreciation, depletion and amortization expenses	37,749	38,637	41,348
EBITDA	39,540	33,384	32,019
Non-cash incentive compensation (1)	4,657	5,714	4,574
Post-employment expenses (excluding service costs) (2)	(701)	(506)	363
Merger and acquisition related expenses (3)	1,868	2,154	194
Plant capacity expansion expenses (4)	46	86	41
Contract termination expenses (5)	6,500	—	—
Goodwill and other asset impairments (6)	—	153	38
Business optimization projects (7)	11	28	39
Facility closure costs (8)	490	137	502
Other adjustments allowable under the Credit Agreement (9)	492	962	546
Adjusted EBITDA	$52,903	$42,112	$38,316

(1)	Reflects equity-based and other equity-related compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.
(3)	Merger and acquisition related expenses include legal fees, professional fees, bank fees, severance costs, and other employee related costs. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.
(4)	Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future if we continue to pursue future plant capacity expansion.
(5)	Reflects contract termination expenses related to strategically exiting a supplier service contract. While these expenses are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to strategically evaluate our contracts.
(6)	The three months ended March 31, 2022, December 31, 2021 and March 31, 2021 reflect impairment charges of zero, $0.2 million, and $38 thousand, respectively.
(7)	Reflects costs incurred related to business optimization projects within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.
(8)	Reflects costs incurred related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, maintenance, and utilities. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.
(9)	Reflects miscellaneous adjustments permitted under the Credit Agreement, such as recruiting fees and relocation costs. The three months ended March 31, 2022 also included costs related to weather events and supplier and logistical issues of $0.8 million, severance restructuring of $0.1 million, an adjustment to non-controlling interest of $0.1 million, partially offset by proceeds of the sale of assets of $0.5 million. The three months ended December 31,2021 also included $0.3 million related to severe winter storms during the first quarter, $0.2 million of asset losses, $0.2 million of transload shortfalls and exit fees, $0.1 million for an adjustment to non-controlling interest and $0.1 million of severance. The three months ended March 31, 2021 also included $0.8 million related to expenses incurred with severe winter storms during the first quarter, partially offset by $0.1 million for a measurement period adjustment related to the Arrows Up bargain purchase.

U.S. Silica Holdings, Inc.
Investor Contact
Patricia Gil
Vice President, Investor Relations
(281) 505-6011
gil@ussilica.com